Exhibit A

ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION OF THE
DOLLAR GENERAL CORPORATION

     Pursuant to the provisions of KRS Section 271B.10-030, the undersigned Corporation hereby adopts the following Articles of Amendment to its Restated Articles of Incorporation:

     First:    The name of the Corporation is Dollar General
Corporation;


     Second:   The Restated Articles of Incorporation of the
Corporation was filed on November 3, 1968 in the Office of the Secretary of State of Kentucky.


     Third:    The following amendment to the Restated Articles of
Incorporation set forth in Paragraph Fifth hereof was adopted by the vote of the holders of a majority of the shares of the Common Stock outstanding on the 15th day of April, 1996, as required by KRS Section 271B.10-030 at the annual meeting of the shareholders of the Corporation on June 3, 1996.


     Fourth:   The number of shares entitled to vote thereon was
_______________ shares. The number of shares voting for the adoption of the Articles of Amendment was _______________ and the number of shares voting against the Articles of Amendment was
_______________.


     Fifth:    The Restated Articles of Incorporation of the
Corporation (as heretofore amended) is hereby further amended as follows:

     The entire introductory paragraph of Article V is deleted and replaced with the following paragraph:

                    The Corporation is authorized to issue two
               classes of stock in the following number of shares: (i) 200,000,000 shares of common stock, $.50 par value per share (the "Common Stock"), and (ii) 5,000,000 shares of no par value preferred stock (the "Preferred Stock").


     IN TESTIMONY WHEREOF, Dollar General Corporation does hereby file in triplicate originals these Articles of Amendment to the Restated Articles of Incorporation through its President and Chairman, Cal Turner, Jr., and its Secretary, Bob Carpenter, this ______day of ____________, 1996.


DOLLAR GENERAL CORPORATION


                              BY:___________________________________
                                 Cal Turner, Jr.
                                 President and Chairman


                              BY:___________________________________
                                 Bob Carpenter
                                 Secretary